SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

--------------------

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT – October 18, 2010
(Date of earliest event reported)

HONEYWELL INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

DELAWARE	1-8974	22-2640650
(State or other jurisdiction of	(Commission File	(I.R.S. Employer Identification
incorporation)	Number)	Number)

101 COLUMBIA ROAD, P.O. BOX 4000, MORRISTOWN, NEW JERSEY	07962-2497
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) The Management Development and Compensation Committee of the Board of Directors of Honeywell International Inc. (the “Company” or “Honeywell”) recognizes that retention of highly qualified management talent is critical to the Company’s continued performance and to successful succession planning. Since January 2004, all of the Company’s open executive officer positions have been filled by executives promoted from within Honeywell. Based on the Committee’s annual review of potential succession candidates for senior leadership positions, its evaluation of the likely impact of unplanned attrition, its desire to protect the Company from competitive harm by strengthening restrictive covenants (e.g., non-compete, non-solicitation), and its careful consideration of the retention circumstances for each individual executive, the Committee took the following action with respect to Mr. Roger Fradin, which is designed to (i) provide value to him only if he remains employed by the Company for the period of time deemed optimal for succession planning purposes and (ii) guard against competitive harm to the Company through the strengthening of restrictive covenants.

Effective October 18, 2010, Honeywell and Mr. Fradin entered into a letter agreement that provides Mr. Fradin (1) a pension annuity value of $1.4 million, but only to the extent his existing pension formula does not produce this amount, contingent on him remaining employed with Honeywell until age 60, and (2) full vesting of outstanding stock options and restricted units upon retirement at or after age 62, except for equity awards granted in the 12 months preceding his retirement and the portion of any equity awards still subject to performance conditions at the time of his retirement. Such benefits were conditioned upon Mr. Fradin’s agreement to certain restrictive covenants, including an extension of his non-competition and non-solicitation obligations to the later of age 65 or two years following the termination of his employment, and his agreement to provide a transition period of 12 months prior to his retirement (may be reduced to 6 months under certain limited circumstances), with the Company having certain clawback rights in the event of a breach by Mr. Fradin of these restrictive covenants.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2010	Honeywell International Inc.

	By:	/s/ Thomas F. Larkins
Thomas F. Larkins
Vice President, Corporate Secretary and
Deputy General Counsel